CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our report dated March 25, 2015, with respect to the financial statements of Wells Fargo Advantage Government Money Market Fund, one of the funds comprising the Wells Fargo Funds Trust, as of January 31, 2015, incorporated herein by reference, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG

Boston, Massachusetts

June 18, 2015